PROMISSORY NOTE

$10,000,000.00                                        Boston, Massachusetts
                                                           January 17, 1997

         FOR VALUE RECEIVED, the undersigned Zoom Telephonics, Inc., a Delaware corporation (the "Borrower") hereby promises to pay to the order of FLEET NATIONAL BANK (the "Bank") the principal amount of Ten Million and 00/100 ($10,000,000.00) Dollars or such portion thereof as may be advanced by the Bank pursuant to ss.1.1 of that certain letter agreement of even date herewith between the Bank and the Borrower (the "Letter Agreement") and remains outstanding from time to time hereunder ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

         Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month, commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times be equal to the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in the aforesaid rate of interest to become effective on the same day on which any change in the Prime Rate is effective; provided, however, that if a Eurodollar Interest Rate (as defined in the Letter Agreement) shall have become applicable to all or any portion of the outstanding Principal for any Interest Period (as defined in the Letter Agreement), then interest on such Principal or portion thereof shall accrue at said applicable Eurodollar Interest Rate for such Interest Period and shall be payable on the Interest Payment Date(s) (as defined in the Letter Agreement) applicable to such Interest Period. Overdue Principal and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under this note with respect to the Principal which is overdue (or as to which such interest is overdue) (but in no event in excess of the maximum rate permitted by then applicable law), payable on demand. As used herein, "Prime Rate" means that rate of interest per annum announced by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto. If the entire amount of any required Principal and/or interest is not paid within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment, provided that such late fee shall be reduced to three percent (3%) of any required Principal and interest that is not paid within fifteen (15) days of the date it is due if this note is secured by a mortgage on an owner-occupied residence of 1-4 units.

         All outstanding Principal and all interest accrued thereon shall be due and payable in full on the first to occur of: (i) an acceleration under ss.5.2 of the Letter Agreement or (ii) August 31, 1997. The Borrower may at any time and from time to time prepay all or any portion of any Revolving Loans (as defined in the Letter Agreement), but, as to LIBOR Loans (as defined in the Letter Agreement), only at the times and in the manner, and (under certain circumstances) with the additional payments, provided for in the Letter Agreement. Any prepayment of Principal, in whole or in part, will be without premium or penalty (but, in the case of LIBOR Loans, may require payment of additional amounts, as provided for in the Letter Agreement). Under certain circumstances set forth in the Letter Agreement, prepayments of Principal may be required.

         Payments of both Principal and interest shall be made, in immediately available funds, at the office of the Bank located at 75 State Street, Boston, Massachusetts 02109, or at such other address as the Bank may from time to time designate.

         The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making any Revolving Loan (as defined in the Letter Agreement) and of receiving any payment of Principal, an appropriate notation reflecting such transaction (including date, amount and maturity) and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The unpaid Principal amount of this note, as recorded by the Bank from time to time on such schedule or on such books, shall, in the absence of manifest error, constitute presumptive evidence of the aggregate unpaid principal amount of the Revolving Loans.

         The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all actual costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

         This note is the Revolving Note referred to in the Letter Agreement. This note is subject to prepayment as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

         Executed, as an instrument under seal, as of the day and year first above written.

CORPORATE SEAL                                ZOOM TELEPHONICS, INC.

ATTEST:

____________________________                  By:__________________________
Secretary                                         Name:
                                                  Title:

                                              By:__________________________
                                                  Name:

                                                  Title:

                             ZOOM TELEPHONICS, INC.
                                207 South Street
                                Boston, MA 02111


                                                            January 17, 1997


Fleet National Bank
75 State Street
Boston, MA  02109

Gentlemen:

         This letter agreement will set forth certain understandings between Zoom Telephonics, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Revolving Loans (hereinafter defined) to be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

I.  AMOUNTS AND TERMS

        1.1. The Borrowing; Revolving Note. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to ss.5.2 or ss.6.6; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined) and (2) the Aggregate Bank Liabilities (hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Without limitation of the foregoing, no Revolving Loan will be made by the Bank hereunder if, after giving effect to such Revolving Loan, the Aggregate Bank Liabilities would exceed $10,000,000. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by that certain $10,000,000 face amount promissory note of even date herewith (the "Revolving Note") made by the Borrower and payable to the order of the Bank. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

        1.2. Interest Rate. Except as provided below in this ss.1.2, interest on the Revolving Loans will be payable at a fluctuating rate per annum (the "Floating Rate") which shall at all times be equal to the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective. Subject to the conditions set forth herein, the Borrower may elect that any Revolving Loan to be made under ss.1.1 will be made as a LIBOR Loan. Such election shall be made by the Borrower giving to the Bank a written or telephonic notice received by the Bank within the time period and containing the information described in the next following sentence (a "Fixed Rate Borrowing Notice"). The Fixed Rate Borrowing Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing and must specify the amount of the LIBOR Loan requested (which shall be $500,000 or an integral multiple thereof), whether the Interest Period is proposed to be one month, two months, three months or six months and the proposed commencement date of the relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not select an Interest Period for any LIBOR Loan which would end after the Expiration Date. Any Fixed Rate Borrowing Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any actual loss or expense incurred by the Bank as a result of any failure by the Borrower to obtain (other than due to the failure of the Bank to fund in violation of the Bank's obligations under this letter agreement) or maintain any requested LIBOR Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Loan. Each LIBOR Loan will be due and payable in full (if not required to be repaid earlier pursuant to the terms of this letter agreement) on the last day of the Interest Period applicable thereto. The principal amount of any such LIBOR Loan so repaid may be reborrowed as a new LIBOR Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new Fixed Rate Borrowing Notice conforming to the requirements set forth above in this ss.1.2 (and any LIBOR Loan not so repaid and not so reborrowed as a new LIBOR Loan will be deemed to have been reborrowed as a Floating Rate Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make any LIBOR Loan at any time when there exists any Event of Default (as hereinafter defined) or any event or circumstance which, with the giving of notice or the passage of time or both, could become an Event of Default.

        1.3. Repayment; Renewal. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) an acceleration under ss.5.2(a) following an Event of Default. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Bank Liabilities, the Borrower will forthwith prepay so much of the Revolving Loans as may be required (or arrange for termination of such letters of credit as may be required) so that the Aggregate Bank Liabilities will not exceed the Borrowing Base. The Borrower may prepay, at any time, without penalty or premium, the whole or any portion of any Revolving Loan which is a Floating Rate Loan. The Borrower may prepay the whole or any portion of any Revolving Loan which is a LIBOR Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on the LIBOR Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment shall be in a principal amount of $1,000,000 or an integral multiple thereof and (iv) if the Borrower for any reason makes any prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.6 with respect to such LIBOR Loan. The Bank may, at its sole discretion, renew the financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

        1.4. Interest Payments. The Borrower will pay interest on the principal amount of the Revolving Loans outstanding from time to time, from the date hereof until payment of the Revolving Loans and the Revolving Note in full and the termination of this letter agreement. Interest on Floating Rate Loans will be payable monthly in arrears on the first day of each month. Interest on each LIBOR Loan will be paid in arrears on the applicable Interest Payment Date or Dates. In any event, interest shall also be paid on the date of payment of the Revolving Loans in full. Interest on Floating Rate Loans shall be payable at the Floating Rate. The rate of interest payable on any LIBOR Loan will be the Eurodollar Interest Rate applicable thereto. In any event, overdue principal of any Revolving Loan and, to the extent permitted by law, overdue interest on any Revolving Loan shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the rate otherwise applicable to such overdue principal (or to the principal amount as to which such interest is overdue) under the Revolving Note, payable on demand. All interest payable hereunder and/or under the Revolving Note will be calculated on the basis of a 360-day year for the actual number of days elapsed.

        1.5.      Rate Determination Protection.  In the event that:

                  (i) the Bank shall determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining the Eurodollar Interest Rate which would otherwise be applicable during any Interest Period, or

                  (ii)     the Bank shall determine that:

                           (A) the making or continuation of any LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of any contingency that materially and adversely affects the London interbank market or (2) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                  (B) LIBOR will not, in the reasonable determination of the Bank, adequately and fairly reflect the cost to the Bank of funding the LIBOR Loans for such Interest Period then the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event the obligations of the Bank to make LIBOR Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

        1.6. Prepayment of LIBOR Loans. The following provisions of this ss.1.6 shall be effective only with respect to LIBOR Loans: If, due to acceleration of the Revolving Note or due to voluntary prepayment or due to any other reason, the Bank receives payment of any principal of a LIBOR Loan on any date prior to the last day of the relevant Interest Period, the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank all amounts required to compensate the Bank for losses, costs or expenses which it may have reasonably incurred and may reasonably incur as a result of such payment, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of funds acquired by the Bank to fund or maintain such LIBOR Loan. This provision shall apply, without limitation, to any prepayment required under the second sentence of ss.1.3.

        1.7.      Increased Costs; Capital Adequacy.

                  (i) If the adoption, effectiveness or phase-in, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                           (A) shall subject the Bank to any Imposition or other charge with respect to any LIBOR Loan, the Revolving Note or the Bank's agreement to make LIBOR Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any LIBOR
                           Loan or any other amounts due under this letter agreement in respect of the LIBOR Loans or the Bank's agreement to make LIBOR Loans (except for changes in the rate of tax on the over-all net income of the
                           Bank); or

                           (B) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any LIBOR Loan, any such requirement already included in the applicable

                           Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting any LIBOR Loans, the Revolving Note or the Bank's agreement to make LIBOR Loans and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by the Bank under this letter agreement or under the Revolving Note with respect to any LIBOR Loan by an amount deemed by the Bank to be material, then, upon demand by the Bank and receipt of a Bank Certificate from the Bank with respect thereto, the Borrower shall pay to the Bank such additional amount or amounts as the Bank certifies to be necessary to compensate the Bank for such increased cost or reduction in amount received or receivable.

                  (ii) If the Bank shall have determined in good faith that the adoption, effectiveness or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to its agreement hereunder to make Revolving Loans or with respect to any Revolving Loan (whether or not then subject to any Eurodollar Interest Rate) to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) by any amount deemed by the Bank in good faith to be material: (A) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (B) the Borrower shall pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction. A Bank Certificate of the Bank claiming compensation under this ss.1.7 shall be presumptively conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to the Bank hereunder and the method by which such amounts are determined. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

                  (iii) No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this ss.1.7.

        1.8. Illegality or Impossibility. Notwithstanding any other provision of this letter agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to the Bank or the Bank's good faith activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over the Bank or the Bank's good faith activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for the Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans, then on notice thereof and demand therefor by the Bank in good faith to the Borrower, (i) the obligation of the Bank to fund LIBOR Loans shall terminate and (ii) the Borrower shall prepay in full all affected LIBOR Loans on or prior to the last day on which such LIBOR Loans may legally remain outstanding.

        1.9. Advances and Payments.   The proceeds of all Revolving Loans shall
be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for working capital purposes.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or the Revolving Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Revolving Note or with respect to any letter of credit.

         Whenever any payment to be made to the Bank hereunder or under the Revolving Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Revolving Note and/or with respect to any letter of credit shall be made net of any Impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under the Revolving Note shall be made to the Bank, in immediately available funds, at its office at 75 State Street, Boston, MA 02109 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Revolving Note and/or any of the other Loan Documents, next to interest then accrued on account of any Revolving Loans or letter of credit reimbursement obligations and only thereafter to principal of the Revolving Loans and letter of credit reimbursement obligations. All interest and fees payable hereunder and/or under the Revolving Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

        1.10. Letters of Credit. At the Borrower's request, the Bank may, from time to time, in its discretion, issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Bank Liabilities will in no event exceed the lesser of (i) $10,000,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

        1.11.  Conditions  to  Advance.  Prior  to the  making  of  the  initial
Revolving Loan or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Revolving Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel in good faith.

         Without limiting the foregoing, any Revolving Loan or letter of credit issuance (including the initial Revolving Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Revolving Loan is made or such letter of credit is issued (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or in the Security Agreement shall continue to be correct in all material respects as of the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be, other than any such statements, representations and warranties which by their terms refer only to the date of this letter agreement.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Revolving Loan or for the issuance of any letter of credit, and each acceptance by the Borrower of the proceeds of any Revolving Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this ss.1.11 will be satisfied. Each request for a Revolving

Loan or letter of credit issuance will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 30 days prior to the date of the requested borrowing or the requested letter of credit issuance, as the case may be.

II.  REPRESENTATIONS AND WARRANTIES

        2.1.Representations and Warranties. In order to induce the Bank to enter into this letter agreement and to make Revolving Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as proposed to be conducted and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts and is also duly qualified to do business and in good standing in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture. Each of FSC, Zoom UK and Tribe is a wholly-owned Subsidiary of the Borrower which has no Indebtedness for borrowed money (except to the Borrower) and conducts no business other than acting as a distributor of the Borrower's products.

         (b) At the date of this letter agreement, all of the outstanding capital stock of the Borrower is owned, of record and beneficially, by the Parent.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                 (i) violate any provision of, or require as a prerequisite to effectiveness any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                 (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                 (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents delivered herewith has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e)  Except as  described  on item  2.1(e) of the  attached  Disclosure
Schedule, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary (nor, to the knowledge of the Borrower, is there any pending or threatened investigation of the Borrower or any Subsidiary) before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate is reasonably likely to have resulted in or is reasonably expected to result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any Subsidiary.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other material instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed (and has caused each of its Subsidiaries to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower and/or by any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower or the relevant Subsidiary has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance (and each Subsidiary of the Borrower is in compliance) with all requirements of law, federal, foreign, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Subsidiary. Without limiting the foregoing, the
Borrower has all the material franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

         (i) The audited consolidated financial statements of the Parent and the Parent's Subsidiaries as at December 31, 1995 and the management-generated statements of the Parent and the Parent's Subsidiaries as at September 30, 1996, each heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Parent and the Parent's Subsidiaries as at the respective dates thereof and for the periods covered thereby, except that the management-generated statements do not have footnotes and thus do not present the information which would normally be contained in the footnotes to financial statements and subject to normal year-end adjustments, which shall not be material. Neither the Parent nor any of the Parent's Subsidiaries has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of the Parent and the Parent's Subsidiaries. Since December 31, 1995, there has been no material adverse development in the business, condition or prospects of the Parent and the Parent's Subsidiaries, and neither the Parent nor any of the Parent's Subsidiaries has entered into any material transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at 207 South Street, Boston, MA 02111.

         (k) To the best knowledge of the Borrower, the Borrower owns or has a valid right to use all of the material patents, copyrights, trademarks and trade names now being used to conduct its business. To the best knowledge of the Borrower, the conduct of the Borrower's business as now operated does not conflict with valid patents, copyrights, trademarks or trade names of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower.

         (l) To the best knowledge of the Borrower, none of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which materially limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

III.  AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

        3.1. Legal Existence; Qualification; Compliance. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Massachusetts and the Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

        3.2. Maintenance of Property; Insurance. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its fixed assets used in its business in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

        3.3. Payment of Taxes and Charges. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all material lease obligations, material trade debt, material purchase money obligations and material equipment lease obligations. The Borrower will perform and fulfill all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all material permits, permissions and licenses necessary or desirable for its business.

        3.4. Accounts. The Borrower will maintain its principal depository and operating accounts with the Bank.

        3.5. Conduct of Business. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank (such consent not to be unreasonably withheld), directly or indirectly (itself or through any Subsidiary) enter into any other unrelated lines of business, businesses or ventures.

        3.6. Reporting Requirements.   The Borrower will furnish to the Bank (or
cause to be furnished to the Bank):

                  (i) Within 90 days after the end of each fiscal year of the Parent, a copy of the consolidated annual audit report for such fiscal year for the Parent and the Parent's Subsidiaries, including therein consolidated and consolidating balance sheets of the Parent and the Parent's Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. Said consolidating statements will include schedules showing the financial results of the Borrower separately, certified as accurate by the Borrower's chief financial officer. The annual consolidated financial statements shall be certified by independent public accountants selected by the Parent and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified". The Borrower will also deliver to the Bank, within 90 days after the end of each fiscal year, projections of sales, income and expenses of the Borrower for the succeeding fiscal year, prepared by the Borrower's management, such projections to be in such detail as is reasonably satisfactory to the Bank.

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, a copy of the Parent and the Parent's Subsidiaries consolidated Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC"). If, for any reason, the Parent is not required to file such Quarterly Report on Form 10-Q with the SEC within 45 days after the end of any fiscal quarter, then within such 45-day period after the end of such fiscal quarter the Borrower will deliver (or cause to be delivered) to the Bank consolidated and consolidating balance sheets of the Parent and the Parent's Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but complete and accurate (except with regard to year-end FSC-related adjustments) and prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Parent and the Parent's Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (except with regard to year-end FSC-related adjustments) by the chief financial officer of the Parent, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the year to date. The above-described Form 10-Q or other quarterly financial statements will include or be accompanied by schedules showing the financial results of the Borrower separately, certified as accurate by the Borrower's chief financial officer. In any event, the

         Borrower will also deliver to the Bank on a quarterly basis, within 45 days after the end of each fiscal quarter, an accounts receivable aging report in such form and in such detail as is reasonably satisfactory to the Bank, which report shall include, without limitation, detail as to foreign Receivables and a summary list of the Borrower's top ten customers.

                  (iii) At the time of delivery of each annual or quarterly report or financial statement of the Parent and the Parent's Subsidiaries or of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter of the Borrower will also set forth the calculations necessary to evidence compliance with ss.ss.3.7-3.10.

                  (iv) Monthly, within 20 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month, and (B) a certificate of the chief financial officer of the Borrower setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank.

                  (v) Promptly after receipt, a copy of all audits or reports submitted to the Parent and/or any of the Parent's Subsidiaries by independent public accountants in connection with any annual, special or interim audits of the books of the Parent and/or any of the Parent's Subsidiaries and any letter of comments directed by such accountants to the management of the Parent and/or any of the Parent's Subsidiaries.

                  (vi) As soon as possible and in any event within five days after the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of each such Event of Default or event and the action which the Borrower proposes to take with respect thereto, provided, however, that the Borrower need not furnish such statements with respect to the covenants contained in any of Sections 3.7, 3.8, 3.9 and/or 3.10 as to any fiscal period until the earlier of (i) the closing of the Borrower's fiscal books for the relevant fiscal period or (ii) 20 days after the end of the relevant fiscal period.

                  (vii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party.

                  (viii) As long as the Parent and/or any of the Parent's Subsidiaries has a class of securities which is publicly traded, a copy of each periodic or current report of the Parent and/or any of the Parent's Subsidiaries filed with the SEC or any successor agency and each annual report, proxy statement and other communication sent by the Parent and/or any of the Parent's Subsidiaries to shareholders or other securityholders generally, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders, as the case may be.

                  (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (x) Promptly upon request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

        3.7. Debt to Worth. The Borrower will maintain as at the end of each fiscal quarter (commencing with its results as at September 30, 1996) on a consolidated basis a Leverage Ratio of not more than 1.0 to 1. As used herein, "Leverage Ratio" means, as at any date when same is to be determined, the ratio of (x) the total consolidated Senior Debt of the Borrower and/or its Subsidiaries then outstanding to (y) the then consolidated Capital Base of the Borrower and its Subsidiaries.

        3.8. Capital Base. The Borrower will maintain as at the end of each fiscal quarter (commencing with its results as at September 30, 1996) a consolidated Capital Base of not less than the then-effective Capital Base Requirement. As used herein, the "Capital Base Requirement" will be deemed to have been $40,000,000 for June 30, 1996; and as at the last day of each fiscal quarter thereafter (commencing with September 30, 1996) (each, a "Determination Date"), the Capital Base Requirement will be deemed to become an amount equal to the sum of: (i) that Capital Base Requirement which was in effect at the last day of the immediately preceding fiscal quarter, plus (ii) 50% of the consolidated Net Income of the Borrower and Subsidiaries during the fiscal quarter ending at such Determination Date (but without giving effect to any Net Income which is less than zero for any fiscal quarter).

         3.9. Profitability. The Borrower will not incur a consolidated quarterly Net Loss of $2,500,000 or more in any fiscal quarter (commencing with its results for the fiscal quarter ended September 30, 1996). Further, if the Borrower incurs any consolidated quarterly Net Loss in any fiscal quarter (commencing with its results for the fiscal quarter ending September 30, 1996), then the Borrower will achieve a consolidated quarterly Net Income of at least $1.00 for the immediately following fiscal quarter.

         3.10. Liquidity. The Borrower will maintain as at the end of eachfiscal quarter of Borrower (commencing with its results as at September 30, 1996) a ratio of Net Quick Assets to Current Liabilities, which ratio shall be not less than 1.5 to 1.

         3.11. Books and Records. The Borrower will maintain (and will cause the Parent and the Parent's Subsidiaries and each of the Borrower's Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this ss.3.11. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby, subject (as to interim financial statements) to normal year-end audit adjustments.

IV.  NEGATIVE COVENANTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. Indebtedness.    The  Borrower will not  create,  incur, assume or
suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

              (i) Indebtedness owed to the Bank (or its assigns), including, without limitation, the Indebtedness represented by the Revolving Note and any Indebtedness in respect of letters of credit issued by the Bank;

              (ii) Subject always to the satisfaction of the requirements of clause (vi) of ss.4.6 below, (A) Indebtedness of Subsidiaries of the Borrower owed to the Borrower, (B) Indebtedness of the Borrower owed to any Subsidiary of the Borrower and (C) Indebtedness of any Subsidiary of the Borrower owed to any other Subsidiary of the Borrower;

              (iii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

              (iv) Indebtedness under or in respect of currency exchange contracts or interest rate protection obligations incurred in the ordinary course of business; provided that the aggregate of the notional amounts of all such contracts and obligations will not exceed $1,000,000;

              (v) Indebtedness in connection with performance bonds or letters of credit obtained and issued in the ordinary course of business; including letters of credit related to insurance associated with claims for work-related injuries;

              (vi) Subordinated Debt; provided that the Bank has consented to the economic terms, amount and subordination provisions of all such Subordinated Debt;

              (vii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

              (viii) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause (viii) plus presently-existing equipment financing permitted under clause (ix) of this ss.4.1 will not exceed $2,000,000 in the aggregate outstanding at any one time;

              (ix)  other   Indebtedness   (not  described  in  any  of  clauses
         (i)-(viii) above) existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

              (x) any guaranties or other contingent liabilities expressly permitted pursuant to ss.4.3.

        4.2. Liens. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

              (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay any enforcement thereof and as to which adequate reserves are maintained;

              (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained;

              (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

              (iv)       Liens in favor of the Bank;

              (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause (viii) of ss.4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed; or

              (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

         Without limitation of the foregoing, the Borrower covenants and agrees that it will not enter into (and represents and warrants that it is not now a party to or subject to) any agreement or understanding with any Person other than the Bank which could prohibit or restrict in any manner the right of the Borrower to grant Liens on its assets to the Bank.

        4.3. Guaranties. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) guaranties in the ordinary course connected with the sale of the products or services, and (iii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule.

        4.4. Dividends. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

        4.5. Loans and Advances. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees, except advances to such directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which loans and advances will not exceed, in the aggregate, $500,000 outstanding at any one time.

        4.6. Investments. The Borrower will not, without the Bank's prior written consent (which consent shall not be unreasonably withheld), invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof; (ii) other investment grade debt securities; (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this ss.4.6; (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent; (v) deposits in any other bank organized in the United States having capital in excess of $100,000,000; and (vi) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to ss.4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries.

        4.7. Subsidiaries; Acquisitions. The Borrower will not, without the prior written consent of the Bank, form or acquire any Subsidiary or make any other acquisition of the stock of any other Person or of all or substantially all of the assets of any other Person. The Borrower will not become a partner in any partnership.

        4.8. Merger. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course.

        4.9. Affiliate Transactions. The Borrower will not, without prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this ss.4.9 shall be deemed to restrict the payment of salary or other similar payments to any officer or director of the Borrower, nor to restrict the hiring of additional officers. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

         4.10. Change of Address, etc. The Borrower will not change its corporate name, nor will the Borrower change its chief executive offices or principal place of business from the address described in ss.2.1(j) above, unless the Borrower gives prompt written notice to the Bank of each such change. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance reasonably satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. Hazardous Waste. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any known release or known threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12.     No Margin Stock.   No proceeds of any Revolving Loan shall be
used directly or indirectly to purchase or carry any margin security.

         4.13. Subordinated Debt. The Borrower will not directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment of Subordinated Debt. In any event, the Borrower will not make any payment of any principal of or interest on any Subordinated Debt at any time when there exists, or if there would result therefrom, any Event of Default hereunder.

V.  DEFAULT AND REMEDIES

        5.1. Events of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank in respect of any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Revolving Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of ss.ss.3.6, 3.7, 3.8, 3.9 or 3.10 or
Article IV; or

         (d) The Borrower shall default in the performance or observance of any agreement or obligation under either ss.3.1 or ss.3.3 and such default shall continue unremedied for 30 days after the Borrower knows of, or reasonably should have known of, the facts or circumstances constituting such default; or

         (e) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (g) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

         (h) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness for borrowed money of the Borrower or any Subsidiary of the Borrower in excess of $500,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness for borrowed money, or any such Indebtedness in excess of $500,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder of holders thereof; or

         (i) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (j) Any attachment, execution or similar process shall be issued or levied against any material item of the property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

         (k) Any final uninsured judgment in excess of $500,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and shall remain unpaid and unstayed for more than 30 days after the date of such entry; or

         (l) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (m) At any time, the Borrower shall not be a wholly-owned subsidiary of the Parent; or

         (n) There shall occur any other material adverse change in the condition (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower.

        5.2. Rights and Remedies on Default. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amount of the Revolving Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the revolving financing arrangements provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Revolving Note and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

        5.3. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As security for the Obligations, the Borrower grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

        5.4. Letters of Credit. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

VI.  MISCELLANEOUS

        6.1. Costs and Expenses. The Borrower agrees to pay, on demand and delivery of a Bank Certificate therefor, all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Revolving Loan or any letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses
(including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Revolving Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to 2% per annum the highest per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

        6.2. Facility Fees. The Borrower will pay to the Bank, on the last day of each calendar quarter (commencing with March 31, 1997) and on the Expiration Date, a facility fee equal to 0.20% per annum (appropriately pro-rated for any partial calendar quarter) based on the average daily Unused Portion during such calendar quarter. As used herein, the "Unused Portion" on any day means that amount by which (x) $10,000,000 exceeds (y) the Aggregate Bank Liabilities outstanding on that day, whether such excess results from a failure by the Borrower to borrow (or obtain letters of credit) up to $10,000,000 or from a repayment of Revolving Loans or reduction of outstanding letter of credit liabilities or due to any other reason. In addition, if the within-described revolving financing arrangements are terminated by the Borrower for any reason or by the Bank as the result of the Borrower's default, the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the facility fees which would have become due (absent such termination) pursuant to the immediately preceding sentence during the period from the date of such termination through the Expiration Date, assuming for this purpose that no Aggregate Bank Liabilities would have been outstanding during such period. The fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

        6.3. Other Agreements. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

        6.4. Governing Law.   This letter agreement and the Revolving Note shall
be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

        6.5. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                   If to the Borrower:

                   Zoom Telephonics, Inc.
                   207 South Street
                   Boston, MA  02111
                   Attention:  Steven T. Shedd, Chief Financial Officer

                   with a copy to:

                   Brown, Rudnick, Freed & Gesmer, P.C.
                   One Financial Center
                   Boston, MA 02111
                   Attention:  Lawrence M. Levy, Esq.

                   If to the Bank:

                   Fleet National Bank
                   High Technology Group
                   75 State Street
                   Boston, MA  02109
                   Attention:  Kimberly Martone, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

        6.6. Binding Effect; Assignment; Termination. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law and with prior written notice to the Borrower (except that, in the case of an assignment to a Federal Reserve Bank as security for a borrowing by the Bank, such notice shall not be required), from time to time assign or grant participation in this letter agreement, the Revolving Loans, the Revolving Note and/or the letters of credit issued hereunder. The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank together with payment of the sum described in the second sentence of ss.6.2; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Revolving Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

        6.7. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Revolving Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this ss.6.7 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this ss.6.7 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in ss.6.5 (as such address may be changed from time to time pursuant to said ss.6.5) or (ii) by serving a copy thereof upon it at its address set forth in ss.6.5 (as such address may be changed from time to time pursuant to said ss.6.5).

        6.8. Severability. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

VII.  DEFINED TERMS

        7.1. Definitions. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Aggregate Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, plus (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, plus (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Bank Certificate" - A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to ss.1.2, ss.1.6, ss.1.7 or ss.6.1 of this letter agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute presumptive evidence of the additional amount required to be paid by the Borrower to the Bank upon each demand. A claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

         "Borrowing Base" - As determined at any date, the sum of (i) 80% of the aggregate principal amount of the Qualified Domestic Receivables of the Borrower then outstanding, plus (ii) 80% of the aggregate principal amount of the Qualified Foreign Receivables of the Borrower then outstanding, plus (iii) 50% of the aggregate principal amount of the Other Acceptable Foreign Receivables of the Borrower then outstanding; provided, however, that the total amount which may be contributed to Borrowing Base by Other Acceptable Foreign Receivables pursuant to this clause (iii) will not at any time exceed 10% of the then-effective total Borrowing Base.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The
Commonwealth of Massachusetts applicable to a national bank; provided however that if the applicable provision relates to a LIBOR Loan, then the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

         "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing, plus (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any such Subordinated Debt).

         "Current Liabilities" - All liabilities of the Borrower and/or any Subsidiary of the Borrower which are properly shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles consistently applied. Further, "Current Liabilities" will in any event be deemed to include the Revolving Loans.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

         "Eurodollar Interest Rate" - For any Interest Period, an interest rate per annum, expressed as a percentage, determined by the Bank pursuant to the following formula:

                           *EIR  =           LIBOR     +   ERI
                                            [1.00  -  RR]

                             Where EIR        =        Eurodollar Interest Rate
                             LIBOR   =        See definition of LIBOR
                             RR               =        Reserve Rate
                             ERI              =        Eurodollar Rate Increment

               *EIR and each component thereof to be rounded upwards to the next higher 1/16th of 1%

        "Eurodollar Rate Increment" - One and one-half percent (1.5%) per annum.

         "Expiration Date" - August 31, 1997, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

         "Floating Rate"  -  As defined in ss.1.2.

         "Floating Rate Loan" - Any Revolving Loan which bears interest at the Floating Rate.

         "FSC" -   Zoom Telephonics  Foreign  Sales Corporation,  a U.S.  Virgin
Islands corporation which is a wholly-owned Subsidiary of the Borrower.

         "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any LIBOR Loan, excluding, however, any taxes imposed directly on the Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof.

         "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Interest Payment Date" - As to each LIBOR Loan, the last day of Interest Period applicable to such LIBOR Loan; provided that if any Interest Period is in excess of three months, there will be two Interest Payment Dates applicable thereto - the first being three months from the commencement date of such Interest Period and the second being the last day of such Interest Period.

         "Interest Period" - As to each LIBOR Loan, the period commencing with the date of the making of such LIBOR Loan and ending one, two or three months thereafter, as the Borrower may select; provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month, and (C) no Interest Period may be selected which would end after the Expiration Date.

         "LIBOR" - With respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) at which deposits in United States Dollars are offered to the Bank, for delivery on the first day of the applicable Interest Period, in the London interbank market at 10:00 a.m. London time two Business Days prior to the first day of the applicable Interest Period for a term equal to the term of the LIBOR Loan requested for such Interest Period and in an amount substantially equal to the principal amount of the relevant LIBOR Loan. The Bank shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Loan and such notice shall be conclusive and binding, absent manifest error.

         "LIBOR Loan" - Any Revolving Loan which bears interest at a Eurodollar Interest Rate.

         "Loan Documents" - Each of this letter agreement, the Revolving Note and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Revolving Loans or any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

         "London"  -  The City of London in England.

         "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $10,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower (by virtue of the making of a Revolving Loan or otherwise).

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, cash-equivalents, readily-marketable securities and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "Other Acceptable Foreign Receivables" - Those Receivables of the Borrower which are not Qualified Foreign Receivables (because they are not supported by acceptable credit enhancement) but which satisfy all of the criteria set forth below to be Qualified Domestic Receivables other than the requirement that the relevant customer be located in the United States; provided that in each case the Bank has approved the relevant customer as being satisfactory for this purpose. The approval of the Bank of any customer for this purpose may be given or withheld by the Bank, and any approval previously given may at any time be withdrawn by the Bank, all at the Bank's sole discretion. In addition, if FSC and/or Zoom UK executes and delivers to the Bank (together with such corporate documentation as the Bank may reasonably require) and thereafter maintains in effect a guaranty of the Borrower's Obligations (such guaranty to be satisfactory in form and substance to the Bank), then "Other Acceptable Foreign Receivables" will be deemed to include such amounts as are now or hereafter owed to the Borrower by FSC and/or Zoom UK, as applicable (exclusive of any such amounts includable in the definition of "Qualified Domestic Receivables" or "Qualified Foreign Receivables"), even though such amounts are owed to the Borrower by an entity related to the Borrower, to the extent, but only to the extent, that such amounts arise out of sales of the Borrower's products made by FSC and/or Zoom UK, as the case may be, to unrelated customers and that the Receivables of FSC and/or Zoom UK, as the case may be, generated by such sales satisfy all of the requirements set forth in the immediately preceding two sentences to be "Other Acceptable Foreign Receivables", other than the requirement that such Receivables be owned by the Borrower.

         "Parent" - Zoom Telephonics, Inc., a Canadian corporation which owns 100% of the outstanding capital stock of the Borrower.

         "Parent's Subsidiaries" - Any corporation or other entity of which the Parent and/or any of the other Parent's Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "PBGC"  -   The Pension Benefit Guaranty Corporation  or any  successor thereto.

         "Person" - An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Qualified Domestic Receivables" - Only those Receivables of the Borrower which arise out of bona fide sales made to customers of the Borrower (which customers are located in the United States and are unrelated to the Borrower) in the ordinary course of the Borrower's business and which remain unpaid no more than 90 days past the respective invoice dates of such

Receivables, the payment of which is not in dispute. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Domestic Receivable shall be deemed not to be a Qualified Domestic Receivable (i) if such Receivable is not free and clear of all adverse interests in favor of any Person other than the Borrower; (ii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition; (iii) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Domestic Receivable; (iv) if such Receivable is not properly invoiced at the date of sale; (v) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby (provided, however, that if such dispute or claim relates to less than 15% of the principal amount of the relevant Receivable, then only the disputed amount and not the entire amount of such Receivable will be deemed excluded pursuant to this clause (v)); (vi) if the customer or account debtor is subject to a petition for bankruptcy or any other application for relief under the Bankruptcy Code (whether or not such petition was filed by said customer or account debtor) or is subject to an assignment for the benefit of creditors, or if said customer's or account debtor's business is suspended, or if the customer or account debtor is insolvent or is not paying its debts as they become due, or if a receiver or trustee is appointed for any of its assets or affairs; (vii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 25% of the total Receivables owing to the Borrower by such customer or account debtor has been outstanding for more than 90 days past their respective due dates; or (viii) if the Bank reasonably believes that collection of such Receivable is insecure or that it may not be paid by reason of financial inability to pay or otherwise or that such Receivable is not for any reason suitable for use as a basis for borrowing hereunder. In addition, if Tribe executes and delivers to the Bank (together with such corporate documentation as the Bank may reasonably require) and thereafter maintains in effect a guaranty of the Borrower's Obligations (such guaranty to be satisfactory in form and substance to the Bank), then "Qualified Domestic Receivables" will be deemed to include such amounts as are now or hereafter owed by Tribe to the Borrower (even though such amounts are owed to the Borrower by an entity related to the Borrower) to the extent, but only to the extent, that such amounts arise out of sales of the Borrower's products made by Tribe to unrelated customers and that the Receivables of Tribe generated by such sales satisfy all of the requirements set forth in the immediately preceding two sentences to be Qualified Domestic Receivables, other than the requirement that such Receivables be owned by the Borrower.

         "Qualified Foreign Receivables" - Those Receivables of the Borrower which satisfy all of the criteria set forth above to be Qualified Domestic Receivables other than the requirement that the relevant customer be located in the United States; provided that each such Qualified Foreign Receivable is supported by credit insurance or a letter of credit, in each case issued by a credit enhancer satisfactory to the Bank and in each case containing terms and conditions satisfactory to the Bank. In addition, if FSC and/or Zoom UK executes and delivers to the Bank (together with such corporate documentation as the Bank may reasonably require) and thereafter maintains in effect a guaranty of the Borrower's Obligations (such guaranty to be satisfactory in form and substance to the Bank), then "Qualified Foreign Receivables" will be deemed to include such amounts as are now or hereafter owed to the Borrower by FSC and/or Zoom UK, as applicable (even though such amounts are owed to the Borrower by an entity related to the Borrower) to the extent, but only to the extent, that such amounts arise out of sales of the Borrower's products made by FSC and/or Zoom UK, as the case may be, to unrelated customers and that the Receivables of FSC and/or Zoom UK, as the case may be, generated by such sales satisfy all of the requirements set forth in the immediately preceding sentence to be Qualified Foreign Receivables, other than the requirement that such Receivables be owned by the Borrower. Amounts included in "Qualified Foreign Receivables" pursuant to the immediately preceding sentence are not to be "double counted" with any amounts includable in "Qualified Domestic Receivables" or "Other Acceptable Foreign Receivables".

         "Receivables" - As to any Person, all of such Person's present and future accounts receivable for goods sold or for services rendered.

         "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Bank would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve required of the Bank with respect to the LIBOR Loans. The Eurodollar Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

         "Senior  Debt"  -  All   Indebtedness   of  the  Borrower   and/or  its
Subsidiaries which does not constitute Subordinated Debt.

         "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person, (ii) any minority interests in Subsidiaries and (iii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         "Tribe" - Tribe Computer Works Incorporated, a Delaware corporation which is a wholly-owned Subsidiary of the Borrower.

         "Zoom UK" - Zoom Telephonics, Ltd., a United Kingdom corporation which is a wholly-owned Subsidiary of the Borrower.

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                                 Very truly yours,

                                                 ZOOM TELEPHONICS, INC.


                                                 By___________________
                                                 Name:
                                                 Title:


                                                 By____________________
                                                 Name:
                                                 Title:


Accepted and agreed:

FLEET NATIONAL BANK


By__________________
    Its


By__________________
    Its

                               DISCLOSURE SCHEDULE



Item 2.1(a)           Jurisdictions in which Borrower is qualified; Subsidiaries

Item 2.1(e)           Litigation

Item 4.1              Existing Indebtedness

Item 4.2              Existing Liens

Item 4.3              Existing Guaranties